Exhibit 3.3  Amended Articles of Incorporation


                                                     FILED # C23301-02
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                                                        DEC 27 2002

                                                      IN THE OFFICE OF
                                                      /s/ Dean Heller
                                               DEAN HELLER SECRETARY OF STATE

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                        CERTIFICATE OF AMENDMENT OF THE

                           ARTICLES OF INCORPORATION

                                      OF

                         NEIGHBORHOOD CONNECTIONS, INC.



(Pursuant to NRS 78.385 and 78.390 -- After Issuance of Stock)

         We the undersigned do hereby certify that:

         1. Neighborhood Connection, Inc (the "Corporation") is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on September 18, 2002, file number: # C23301-02.

         2. The Articles of Incorporation are hereby amended by deleting the existing ARTICLE III and replacing it in its entirety with the following amendment:

            ARTICLE III:  AUTHORIZED SHARES

      The total authorized capital stock of the corporation shall be as follow:

      Sixty Million (60,000,000) shares of Class A Common Stock of the Par Value of $0.001 all of which shall be entitled to voting power.

      Five million (5,000,000) authorized Series A Preferred Shares with a par value of $0.001 and such other terms as determined by the board of Directors of the corporation prior to their issuance. Each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to ten (10) Common Shares. Each Series A Preferred Share may be converted into ten (10) Common Shares upon approval by the Board of Directors of the corporation.

      Five million (5,000,000) authorized Series B Preferred Shares with a par value of $0.001 per share and such other terms as may be determined prior to their issuance by the Board of Directors. Each Series B Preferred Share shall have voting rights and shall carry a voting weight equal to two (2) Common Shares. Each Series B Preferred Share may be converted into two (2) Common Shares upon approval by the Board of Directors.

      Five million (5,000,000) authorized Series C Preferred Shares with a par value of $0.001 per share and such other terms as may be determined by the Board of Directors prior to their issuance. No Series C Preferred Share shall have voting rights.



The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of resolutions.

         3. This amendment to the Articles of incorporation has been duly adopted in accordance General Corporation Law of the State of Nevada.

         4. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 1,000; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         5. The number of shares voted for such amendments was 1,000 (100%) and the number voted against such amendment was 0 (0%).

         The undersigned has signed these Articles on December 9, 2002.


/s/ Ruth Selmon
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By:  Ruth Selmon
Title: President/Secretary




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